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                                      EXHIBIT 11
                                 EAGLE FINANCE CORP.

                         COMPUTATION OF NET INCOME PER SHARE
                  For the Three Months Ended March 31, 1996 and 1995
                                     (Unaudited)


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                                                                          THREE MONTHS ENDED MARCH 31,
                                                                   --------------------------------------------
                                                                           1996                  1995
                                                                   ----------------------  --------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Data:
1.  Income before income taxes . . . . . . . . . . . . . . . .             $138                $2,026
2.  Applicable income taxes. . . . . . . . . . . . . . . . . .               52                   786
                                                                            ----                ------
3.  Net income . . . . . . . . . . . . . . . . . . . . . . . .             $ 86                $1,240
                                                                            ----                ------
                                                                            ----                ------

Number of Outstanding Shares:
4.  Weighted average common shares
       outstanding, adjusted for stock splits. . . . . . . . .            4,189                 4,180
5.  Weighted average shares of treasury
       stock outstanding, adjusted for stock splits. . . . . .               --                    --
6.  Weighted average shares reserved for stock
       options (utilizing the treasury stock method) . . . . .              115                    74
7.  Common shares outstanding (Line 4-5+6) . . . . . . . . . .            4,304                 4,254

Net Income per Share:
8.  Net income per common shares (Line 3/4). . . . . . . . . .            $0.02                 $0.30
9.  Fully diluted net income per common (Line 3/7) . . . . . .            $0.02                 $0.29

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